CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Form N-14 of the Salient MF Trust and to the use of our report dated January 28, 2014 on the financial statements and financial highlights of Broadmark Tactical Plus Fund, a series of shares of beneficial interest of Broadmark Funds. Such financial statements and financial highlights appear in the November 30, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 3, 2014